Exhibit 99.5

CONSENT OF RBC CAPITAL MARKETS, LLC

The Board of Directors

Jagged Peak Energy Inc.

1401 Lawrence Street, Suite 1800

Denver, CO 80202

The Board of Directors:

We understand that Jagged Peak Energy Inc. (the “Company”) has determined to include our opinion letter (the “Opinion”), dated October 14, 2019 to the Board of Directors of the Company in the Registration Statement on Form S-4 (the “Registration Statement”) of Parsley Energy, Inc. (“Parsley”) solely because such Opinion is included in the Company and Parsley’s joint proxy statement/prospectus which forms a part of the Registration Statement to be delivered to the Company’s shareholders in connection with the proposed merger involving the Company, Parsley and Jackal Merger Sub, Inc., a wholly owned subsidiary of Parsley.

In connection therewith, we hereby consent to the inclusion of our Opinion as Annex D thereto, and references thereto under the headings “Summary—Opinions of Jagged Peak’s Financial Advisors—Opinion of RBC Capital Markets, LLC”; “The Merger—Background of the Merger”; “The Merger—Recommendation of the Jagged Peak Board and Reasons for the Merger”; “The Merger—Certain Jagged Peak Unaudited Prospective Financial and Operating Information”; and “The Merger—Opinions of Jagged Peak’s Financial Advisors—Opinion of RBC Capital Markets, LLC” in the joint proxy statement/prospectus which form a part of the Registration Statement. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ RBC Capital Markets, LLC

RBC CAPITAL MARKETS, LLC

November 4, 2019